Exhibit J(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 64 to Registration Statement No. 2-39334 on Form N-1A of our reports dated February 15, 2008 relating to the financial statements and financial highlights of MML Series Investment Fund, appearing in the Annual Report on Form N-CSR of MML Series Investment Fund for the year ended December 31, 2007, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Disclosure of Portfolio Holdings”, “Investment Management and Other Services”, and “Experts” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
April 25, 2008